Exhibit 99.1

Press Release

For more information contact: Media Relations: Judy DeRango Wicks Vice President Communications 678-375-1595 Judy.wicks@fiserv.com	Investor Relations: Peter Holbrook Vice President Investor Relations 262-879-5055 Peter.holbrook@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2009 Results

Fourth quarter adjusted internal revenue growth of 2 percent;

Record full year free cash flow of $668 million and adjusted EPS of $3.66;

Company expects 2010 adjusted internal revenue growth of 1 to 3 percent;

Company expects adjusted earnings per share of $3.96 to $4.07 in 2010

Brookfield, Wis., February 2, 2010 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today reported financial results for the fourth quarter and full year 2009.

Total GAAP revenue in the fourth quarter was $1.06 billion compared with $1.04 billion in 2008. Total adjusted revenue increased 2 percent to $1.01 billion in the quarter compared with $984 million in 2008. Total GAAP revenue for the year was $4.08 billion compared with $4.59 billion in 2008. Total adjusted revenue for the year decreased 1 percent to $3.87 billion compared with $3.89 billion in 2008.

GAAP earnings per share from continuing operations for the fourth quarter were $0.83 compared with $0.50 in 2008. Total GAAP earnings per share, including discontinued operations, were $0.76 for the fourth quarter compared with $0.39 in 2008. GAAP earnings per share from continuing operations were $3.04 for the year compared with $2.20 in 2008. Total GAAP earnings per share, including discontinued operations, were $3.06 for the year compared with $3.49 in 2008.

Adjusted earnings per share from continuing operations in the fourth quarter increased 6 percent to $0.94 compared with $0.89 in 2008. For the year, adjusted earnings per share increased 10 percent to $3.66 compared with $3.33 in 2008. Adjusted internal revenue grew 2 percent in the fourth quarter and declined 1 percent for the year.

“We finished the year with a strong fourth quarter highlighted by positive revenue growth, record December sales and superior free cash flow providing momentum as we enter the new year,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “In a challenging 2009, we delivered on our financial goals and enhanced our strategic position. These results reflect our industry-leading commitment to clients and the value of our integrated product offerings.”

Fourth Quarter Highlights

•

Adjusted internal revenue growth was 2 percent in the quarter, including 2 percent growth in the Payments segment. The Payments segment generated more than 50 percent of the company’s adjusted revenue in the quarter and the full year;

•	Free cash flow increased 11 percent in 2009 to a record $668 million;

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•

Company-wide adjusted operating margin increased 110 basis points in 2009 to 28.7 percent for the year, and declined 20 basis points to 28.1 percent in the quarter compared with the fourth quarter of 2008. The decline in the adjusted operating margin in the quarter was primarily related to an increase in the amount of the company’s discretionary profit sharing accrual compared to 2008;

•

Adjusted operating margin in the Payments segment increased 170 basis points in 2009 to 31.7 percent and 80 basis points to 32.1 percent in the quarter compared with the fourth quarter of 2008, primarily due to growth in higher-margin revenue and continued operational efficiencies associated with the CheckFree acquisition;

•

The Financial segment operating margin increased 190 basis points in 2009 to 29.3 percent and 90 basis points to 28.5 percent in the quarter compared with the fourth quarter of 2008, primarily due to favorable business mix, ongoing cost efficiencies and strength in the account processing business;

•

The company continued to expand its payments footprint by signing 113 electronic bill payment clients in the quarter and 407 clients for the year. The company also added 51 debit clients in the fourth quarter, for a total of 215 new clients in 2009;

•	The company completed the previously announced dispositions of its Loan Fulfillment Solutions business and the final portion of the Fiserv ISS business in the fourth quarter of 2009;

•	For the fifth time in the last six years, Fiserv was ranked number one on the FinTech 100 by IDC Financial Insights, American Banker and Bank Technology News;

•	The company repurchased 1.1 million shares of its common stock in the quarter and 4.1 million shares in 2009. The company also repaid $140 million of debt in the quarter and $475 million in 2009;

•	The number of accounts using the market-leading Investment Services APLSM platform topped three million for the first time in its history;

•	The company signed a number of new and expanded client relationships in the quarter:

•

Bank of the West, a $64 billion institution based in San Francisco, California, recently enhanced its online banking service with the Voyager® Consumer Banking solution from Fiserv. The bank is currently implementing CheckFree® RXPSM, a bill pay solution from Fiserv, to further enhance its online service by tightly integrating online banking and bill pay into a more seamless and intuitive online experience for their customers, driving greater adoption, retention and profitability. The bank also utilizes lending and item processing solutions from Fiserv.

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•

Christian Community Credit Union, a $520 million institution based in San Dimas, California, will become the first U.S. credit union to implement the Acumen™ account processing solution from Fiserv. Leaders for Christian Community chose Acumen because of the platform’s flexible, modern architecture and its ability to support commercial accounts, which are important to serving the credit union’s 30,000 members.

•

Desert Schools Federal Credit Union, a $3 billion institution headquartered in Phoenix, Arizona, signed a multi-year agreement with Fiserv for the award-winning CheckFree RXP bill payment and presentment solution. Desert Schools FCU has 360,000 members and more than 60 locations.

•	First Bank, a $10.8 billion institution headquartered in Clayton, Missouri, signed a multi-year agreement for Corillian® Online, CheckFree RXP and Mobile MoneyTM from Fiserv.

•

Mutual of Omaha Bank, a full-service bank with $4 billion in assets, implemented the SignatureTM bank platform from Fiserv. In addition to this Fiserv account processing solution, the bank chose a suite of Fiserv solutions including online banking, online bill payment, commercial cash management, EFT, card management, item processing, content management, treasury management, and risk and performance management solutions.

•

Space Coast Credit Union, a $3.1 billion institution headquartered in Melbourne, Florida, signed a multi-year agreement with Fiserv. With 360,000 members, 61 branches and 140 ATMs, Space Coast will operate account processing, online banking, EFT, debit, credit and ATM solutions from Fiserv.

•

Tesco Bank, the largest supermarket bank in the United Kingdom, with more than six million customers and 28 financial products and services, selected Fiserv to provide its account processing solution with the Signature bank platform.

•

Wells Fargo Bank, the fourth largest financial institution in the United States with $1.2 trillion in assets, signed an agreement for a bundle of ACH Solutions from Fiserv. Building on a foundation of an already successful partnership, the bank has also enhanced its agreement for check clearing and settlement using the Fiserv Clearing Network.

•

Westoba Credit Union in Brandon, Manitoba selected the Acumen account processing solution from Fiserv. Westoba has $900 million in assets and serves 34,000 members from 21 locations throughout western Manitoba. The credit union will also implement ConvergeIT® and the IVR audio response system and solutions from the Wisdom™ accounting suite from Fiserv.

Outlook for 2010

Fiserv expects 2010 adjusted internal revenue growth to be in a range of 1 to 3 percent. The company expects its 2010 adjusted earnings per share from continuing operations to be in a range of $3.96 to $4.07, which represents growth of 8 to 11 percent compared with the $3.66 earned in 2009. The adjusted earnings per share outlook excludes the impact of extraordinary gains or charges, merger and integration costs, and the amortization of acquisition-related intangible assets.

“The strong finish to 2009 is another proof point that our strategy is working. Although we believe the environment in 2010 will remain tough, we expect to grow revenue, earnings and free cash flow while continuing to invest in solutions that will help our clients to be even more successful,” said Yabuki.

Earnings Conference Call

The company will discuss its fourth quarter and full year 2009 results on a conference call and Webcast at 4 p.m. CST on Tuesday, February 2, 2010. To register for the event, go to www.fiserv.com and click on the Q4 Earnings Webcast icon. Supplemental materials and an accompanying presentation will be available in the “For Investors” section of the website.

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Use of Non-GAAP Financial Measures

We supplement our reporting of total revenues, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenues,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share from continuing operations,” “adjusted operating margin,” “free cash flow” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or unusual revenue or expense items, and the exclusion of certain pass-through revenues and expenses, enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures. We also exclude the financial results of Fiserv Insurance from “adjusted revenues,” “adjusted operating income” and “adjusted operating margin” because we sold a majority interest in our Insurance segment in 2008 and, accordingly, believe that these adjusted results reflect the performance of our remaining primary operations.

Examples of non-cash or unusual items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, merger and integration expenses and non-cash deferred revenue adjustments arising from acquisitions. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations. We regularly report our adjusted results to our chief executive officer, who uses this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are described in detail on pages 10 and 12. Adjusted internal revenue growth percentage is a non-GAAP financial measure that we believe is useful to investors because it presents internal revenue growth excluding postage reimbursements in our output solutions business and deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

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These non-GAAP measures should be considered in addition to, and not as a substitute for, revenues, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry, Fiserv celebrated its 25 th year in 2009. For more information, visit www.fiserv.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share from continuing operations, adjusted internal revenue growth, adjusted operating margin and free cash flow. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s Fiserv 2.0 initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008(1)
Revenues
Processing and services	$844	$831	$3,329	$3,464
Product	218	209	748	1,123

Total revenues	1,062	1,040	4,077	4,587

Expenses
Cost of processing and services	468	460	1,844	1,949
Cost of product	143	152	536	917
Selling, general and administrative	195	198	751	813

Total expenses	806	810	3,131	3,679

Operating income	256	230	946	908
Interest expense - net	(51)	(60)	(212)	(247)
Loss on sale of businesses (1)	—	(40)	—	(21)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	205	130	734	640
Income tax provision (1) (2)	(79)	(53)	(273)	(288)
Income from investment in unconsolidated affiliate (1)	2	3	12	6

Income from continuing operations	128	80	473	358
Income (loss) from discontinued operations	(10)	(18)	3	211

Net income	$118	$62	$476	$569

GAAP earnings (loss) per share
Continuing operations (1) (2)	$0.83	$0.50	$3.04	$2.20
Discontinued operations	(0.07)	(0.11)	0.02	1.29

Total	$0.76	$0.39	$3.06	$3.49

Diluted shares used in computing earnings (loss) per share	154.7	158.4	155.4	163.1

(1)

In connection with the sale of a 51 percent interest in Fiserv Insurance (n/k/a StoneRiver, Inc.) in July 2008, the company recorded a pre-tax loss on the sale of its majority interest of $21 million and a related income tax provision of $34 million, resulting in a net after-tax loss of $55 million ($0.34 per share). Following the sale, the company reported its 49 percent share of net income in Fiserv Insurance as “income from investment in unconsolidated affiliate.” The financial results for 2008 include the revenue and operating income of Fiserv Insurance as disclosed on page 8.

(2)

The income tax provision in 2009 includes an income tax benefit of $7 million ($0.04 per share) recognized for GAAP purposes in the third quarter in conjunction with the final settlement of a CheckFree purchase accounting income tax reserve.

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
GAAP income from continuing operations	$128	$80	$473	$358
Adjustments:
Merger costs and other adjustments (1)	(10)	11	6	59
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	37	37	145	150
Tax benefit of adjustments	(10)	(18)	(63)	(79)
Tax settlement (2)	—	—	(7)	—
Loss on sale of businesses, net of tax	—	30	—	55

Adjusted income from continuing operations	$145	$140	$569	$543

GAAP earnings per share - continuing operations	$0.83	$0.50	$3.04	$2.20
Adjustments - net of income taxes:
Merger costs and other adjustments (1)	(0.04)	0.04	0.02	0.22
Severance costs	—	—	0.06	—
Amortization of acquisition-related intangible assets	0.15	0.15	0.58	0.57
Tax settlement (2)	—	—	(0.04)	—
Loss on sale of businesses	—	0.19	—	0.34

Adjusted earnings per share - continuing operations	$0.94	$0.89	$3.66	$3.33

(1)

Merger costs and other adjustments include integration project management, retention bonuses and other expenses primarily associated with the acquisition of CheckFree, and deferred revenue adjustments based on the purchase price allocation for the CheckFree acquisition for which the company estimated the fair value of deferred revenue from license fees and other client payments. The deferred revenue adjustments, as reflected on page 8, represent revenue that would have been recognized by CheckFree or companies it acquired consistent with past practices, which the company did not record due to GAAP purchase accounting requirements. In the fourth quarter of 2009, the $0.04 net adjustment was primarily related to the reversal of a pre-acquisition liability associated with the acquisition of CheckFree.

(2)

Represents a GAAP income tax benefit recognized in the third quarter of 2009 in conjunction with the final settlement of a CheckFree purchase accounting income tax reserve. Adjusted EPS excludes this positive income tax benefit.

See pages 4 and 5 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Total Company
Revenues	$1,062	$1,040	$4,077	$4,587
Fiserv Insurance (1)	—	—	—	(513)
Output solutions postage reimbursements	(56)	(58)	(211)	(203)
Deferred revenue adjustment	1	2	5	22

Adjusted revenues	$1,007	$984	$3,871	$3,893

Operating income	$256	$230	$946	$908
Fiserv Insurance (1)	—	—	—	(44)
Merger costs and other adjustments	(10)	11	6	59
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	37	37	145	150

Adjusted operating income	$283	$278	$1,112	$1,073

Operating margin	24.1%	22.1%	23.2%	19.8%
Adjusted operating margin	28.1%	28.3%	28.7%	27.6%

Financial Institution Services (“Financial”)
Revenues	$497	$490	$1,942	$1,992

Operating income	$141	$135	$569	$545

Operating margin	28.5%	27.6%	29.3%	27.4%

Payments and Industry Products (“Payments”)
Revenues	$569	$559	$2,160	$2,131
Output solutions postage reimbursements	(56)	(58)	(211)	(203)

Adjusted revenues	$513	$501	$1,949	$1,928

Operating income	$164	$157	$617	$579

Operating margin	28.9%	28.0%	28.6%	27.2%
Adjusted operating margin	32.1%	31.3%	31.7%	30.0%

Corporate and Other
Revenues	$(4)	$(9)	$(25)	$(49)
Deferred revenue adjustment	1	2	5	22

Adjusted revenues	$(3)	$(7)	$(20)	$(27)

Operating loss	$(49)	$(62)	$(240)	$(260)
Merger costs and other adjustments	(10)	11	6	59
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	37	37	145	150

Adjusted operating loss	$(22)	$(14)	$(74)	$(51)

(1)	In July 2008, Fiserv completed the sale of a 51 percent interest in Fiserv Insurance.

See pages 4 and 5 for disclosures related to the use of non-GAAP financial information and footnote 1 on page 7 for explanations of adjustments to revenue and operating income. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations (1)

(In millions, unaudited)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$476	$569
Adjustment for discontinued operations	(3)	(211)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	188	200
Amortization of acquisition-related intangible assets	145	150
Share-based compensation	36	34
Deferred income taxes	64	(1)
Loss on sale of businesses	—	21
Other non-cash items	(13)	(8)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	44	(39)
Prepaid expenses and other assets	(9)	(4)
Accounts payable and other liabilities	(71)	44
Deferred revenues	(7)	11

Net cash provided by operating activities	850	766

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(198)	(198)
Investment in unconsolidated affiliate	(57)	—
Payment for acquisitions of businesses, net of cash acquired	—	(85)
Proceeds from sale of businesses, net of cash sold and expenses paid	—	497
Other investing activities	7	(9)

Net cash (used in) provided by investing activities	(248)	205

Cash flows from financing activities
Repayments of long-term debt	(475)	(1,303)
Issuance of common stock and treasury stock	45	37
Purchases of treasury stock	(175)	(441)
Other financing activities	4	2

Net cash used in financing activities	(601)	(1,705)

Change in cash and cash equivalents	1	(734)
Net cash transactions from discontinued operations	132	669
Beginning balance	230	295

Ending balance	$363	$230

(1)	Cash flows from discontinued operations are excluded from the above Condensed Consolidated Statements of Cash Flows.

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Fiserv, Inc.

Free Cash Flow

(In millions, unaudited)

	Years Ended December 31,
	2009	2008
Income from continuing operations	$473	$358
Depreciation and other amortization	188	200
Amortization of acquisition-related intangible assets	145	150
Share-based compensation	36	34
Pre-tax loss on sale of businesses	—	21
Capital expenditures	(198)	(198)

Free cash flow before changes in working capital	644	565
Changes in working capital-net	8	3
Non-recurring and other items	16	35

Free cash flow	$668	$603

Net cash provided by operating activities	$850	$766
Capital expenditures	(198)	(198)
Non-recurring and other items	16	35

Free cash flow	$668	$603

Free cash flow has been adjusted for payments totaling $16 million and $35 million in 2009 and 2008, respectively, related to after-tax merger and severance costs and for the net change in settlement assets and obligations in 2009. Management believes it is appropriate to exclude these items from the calculation of free cash flow because they may not be indicative of the future free cash flow of the company. See pages 4 and 5 for disclosures related to the use of non-GAAP financial information.

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$363	$230
Trade accounts receivable – net	554	591
Deferred income taxes	46	71
Prepaid expenses and other current assets	314	294
Assets of discontinued operations held for sale (1)	—	1,016

Total current assets	1,277	2,202
Property and equipment – net	293	298
Intangible assets – net	2,006	2,091
Goodwill	4,371	4,387
Other long-term assets	431	353

Total	$8,378	$9,331

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$565	$606
Current maturities of long-term debt	259	255
Deferred revenues	337	338
Liabilities of discontinued operations held for sale (1)	—	841

Total current liabilities	1,161	2,040
Long-term debt	3,382	3,850
Deferred income taxes	580	537
Other long-term liabilities	229	310

Total Liabilities	5,352	6,737
Shareholders’ Equity	3,026	2,594

Total	$8,378	$9,331

(1)

The company completed the previously announced dispositions of its Loan Fulfillment Solutions business and the final portion of the Fiserv Investment Support Services business in the fourth quarter of 2009.

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Fiserv, Inc.

Selected Key Metrics

Adjusted Internal Revenue Growth (1)	Three Months Ended December 31, 2009	Year Ended December 31, 2009
Financial Segment (2)	0%	(4)%
Payments Segment	2%	1%

Total Company (2)	2%	(1)%

(1)

Adjusted internal revenue growth percentages are measured as the change in adjusted revenue (see page 8) for the current period less “acquired revenue from acquisitions” divided by adjusted revenue from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” was $7 million ($6 million in the Financial segment and $1 million in the Payments segment) for the fourth quarter of 2009 and $27 million ($23 million in the Financial segment and $4 million in the Payments segment) for the full year 2009 and represents pre-acquisition adjusted revenue of acquired companies for the comparable prior year period.

(2)

Contract termination fee revenue in the Financial segment declined by $7 million in the fourth quarter to $1 million, and declined by $35 million to $7 million for 2009. Excluding the decline in termination fee revenue, adjusted internal revenue for the Financial segment would have grown by 2 percent in the fourth quarter and declined by 2 percent for the full year. Contract termination fee revenue for the total company declined by $8 million in the fourth quarter to $1 million and declined by $38 million to $8 million for the full year. Excluding the decline in termination fee revenue, adjusted internal revenue for the total company would have remained up 2 percent in the fourth quarter and would have been flat for the full year.

Fiserv 2.0 Metrics (in millions)		2009 Attainment
	2009 Objective	Dollars	Percentage
Integrated Sales (1)	$90	$117	130%
Operational Effectiveness (2)	$60	$108	180%

Selected Electronic Payment Metrics (in millions)	Q4-09	Full Year 2009
Bill Payment Transactions (3)	343	1,350
Bill Payment Year-Over-Year Transaction Growth (3)	5%	7%
e-Bills Delivered	80	321
e-Bill Year-Over-Year Growth	2%	7%

(1)

Integrated Sales targets are exclusive of amounts included in the annual sales quota and include sales from a designated list of additional products sold to account processing clients. Dollar value is the amount of estimated recurring annual revenue.

(2)

Operational Effectiveness targets represent cost savings associated with both Fiserv 2.0 and the combination of CheckFree with Fiserv. The “2009 Objective” is the total amount of savings targeted to be attained in the measurement period which is incremental to the amount attained in 2008.

(3)

Bill Payment Transactions represent online bill payment transactions occurring through financial institutions, brokerage firms or portals. Transaction growth in both the fourth quarter and full year of 2009 was 8% excluding volume associated with a remittance only client that was acquired in 2008.

See pages 4 and 5 for disclosures related to the use of non-GAAP financial information.

FISV-E

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